                                                Filed Pursuant to Rule 424(B)(3)
                                                      Registration No. 333-60660
================================================================================
                                  PROSPECTUS
================================================================================

                          EXODUS COMMUNICATIONS, INC.


                   Up to 108,157,200 Shares of Common Stock

                            _______________________

     We issued the 108,157,200 shares of common stock covered by this prospectus to Global Crossing GlobalCenter Holdings, Inc. in connection with our acquisition of GlobalCenter Holding Co. Global Crossing GlobalCenter Holdings, Inc. then transferred all of these shares to Global Crossing Landing Holdings Ltd. in a private transaction. These shares may be offered and sold over time by the stockholder named in this prospectus under the heading "Selling Stockholder," by its pledgees or donees, or by other transferees that receive the shares of common stock in transfers other than public sales.

     The selling stockholder may sell any or all of its Exodus shares in the open market at prevailing market prices, or in private transactions at negotiated prices. The selling stockholder may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling stockholder or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

     We will not receive any of the proceeds from the sale of these shares.

     Our common stock currently trades on the Nasdaq National Market under the symbol "EXDS." The last reported sale price on June 4, 2001 was $7.90 per share.

     Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 4 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.





                  The date of this prospectus is June 4, 2001

     In connection with this offering, no person is authorized to give any information or to make any representations not contained in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                                                TABLE OF CONTENTS
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
Exodus............................................   2    Plan of Distribution..............................   18
Risk Factors......................................   3    Legal Matters.....................................   20
Use of Proceeds...................................  16    Experts...........................................   20
Selling Stockholder...............................  16    Where You Can Find More Information...............   20

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

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions identify certain of these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors." These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

     Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "Exodus" refer to Exodus Communications, Inc., a Delaware corporation.

                                    EXODUS

     Exodus is the leading provider of Internet infrastructure outsourcing services for enterprises with mission-critical Internet operations. We offer complex Web hosting and managed and professional services to optimize the performance, reliability and scalability of our customers' Internet operations. As of March 31, 2001, we delivered our services through a worldwide network of 42 Internet Data Centers located throughout North America, Europe and Asia Pacific.

     We offer an integrated portfolio of solutions that provide customers with a scalable, secure and high-performance platform for the development, deployment and management of mission-critical Internet operations. We provide server hosting and Internet connectivity services through our Internet Data Centers' redundant backbone network of multiple high speed and high capacity data lines, along with our public and private network interconnections. We continue to upgrade our network in order to accommodate expected traffic growth. Our managed services include performance monitoring, site management reports, shared and dedicated storage, content delivery and management, security, Web application management, managed Web hosting, and professional consulting services. These services provide the foundation for high performance, availability, scalability and reliability of customers' mission-critical Internet operations. In addition, we integrate best-of-breed technologies from leading vendors with our industry expertise and proprietary technology.

     We began offering server hosting and Internet connectivity services in late 1995, opened our first dedicated Internet Data Center in August 1996, and introduced managed services in 1997 and professional services in 1998. As of March 31, 2001, we operated Internet Data Centers in the metropolitan areas of Atlanta, Austin, Boston, Chicago, Frankfurt, London, Los Angeles, Melbourne, New York, Seattle, Silicon Valley, Sydney, Tokyo, Toronto and Washington, D.C.

     Throughout 2000 and into 2001, Exodus has supported a growing number of enterprise customers as they expanded their Web initiatives. As of March 31, 2001, we had over 4,500 customers under contract worldwide, representing a variety of industries--from major enterprise customers to leaders in the Internet space.

     Our principal executive offices are located at 2831 Mission College Boulevard, Santa Clara, California 95054. Our telephone number is (408) 346-2200.

                                  RISK FACTORS

     You should carefully consider these risk factors, together with all of the other information contained or incorporated by reference in this prospectus, before you decide to purchase shares of our common stock. This prospectus contains forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. These risk factors could cause our future results to differ materially from those expressed or implied in any forward-looking statements made by us. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Our short operating history and heavy losses make our business difficult to evaluate.

     Our limited operating history and the pace of change in our business make evaluating our business operations and our prospects difficult. We have incurred operating losses each fiscal quarter and year since 1995. Our accumulated deficit was approximately $1.1 billion at March 31, 2001. We anticipate continuing our investments in new IDCs and network infrastructure, product development, sales and marketing programs, and personnel. As a result, we believe that we will continue to experience net losses on a quarterly and annual basis for the foreseeable future. We may also use significant amounts of cash or equity to acquire complementary businesses, products, services or technologies. Although we have experienced significant growth in revenue in recent periods, this growth rate is not necessarily indicative of future operating results. It is possible that we may never achieve profitability on a quarterly or annual basis.


Our operating results have fluctuated widely, and we expect this to continue.

     We have experienced significant fluctuations in our results of operations on a quarterly and annual basis. We expect to continue to experience significant fluctuations in our results of operations due to a variety of factors, many of which are outside of our control, including:

     .   demand for and market acceptance of our services;

     .   reliable continuity of service and network availability;

     . the ability to increase bandwidth as necessary, both on our network and at our interconnection points with other networks;

     . costs related to the acquisition of network capacity and arrangements for interconnections with third-party networks;

     . customer retention and satisfaction, including customers terminating their services as a result of their own financial difficulties or their decisions to downsize their Internet operations;

     .   capacity utilization of our Internet Data Centers;

     . the timing, magnitude and integration of acquisitions of complementary businesses and assets, including our recent acquisition of GlobalCenter;

     .   the timing of customer installations;

     .   the provision of customer discounts and credits;

     .   the mix of services we sell;

     . the timing and success of marketing efforts and service introductions by us and our competitors;

     . the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations;

     . the timing of expansion of existing Internet Data Centers and completion of new Internet Data Centers, including obtaining necessary permits and adequate public utility power;

     . the introduction of new Internet and networking technologies by third parties;

     .   changes in our pricing policies and those of our competitors;

     .   fluctuations in bandwidth used by customers;

     . licenses and permits required to construct facilities, deploy networking infrastructure or operate in the United States and foreign countries; and

     .   market value fluctuations in our investments.

     In addition, a relatively large portion of our expenses are fixed, particularly our expenses for telecommunications capacity, depreciation, interest, real estate and personnel. Therefore, our results of operations are particularly sensitive to fluctuations in revenue. Furthermore, if we were no longer able to offer third-party products with our service offerings, our product development costs could increase significantly to meet anticipated customer demand for new complimentary services. Finally, many of our customers are emerging growth companies or recently created Internet-centric divisions of existing well established companies, which may have negative cash flows and/or whose Internet ventures may not be well received, so we may not be able to collect receivables on a timely basis or at all.


We may not realize all of the potential benefits of our recent acquisition of GlobalCenter.

     One of our reasons for acquiring GlobalCenter in January 2001 was to utilize its facilities and employees to provide an enhanced level of services in connection with our Web hosting and managed and professional services operations. If we are not successful in quickly integrating GlobalCenter Internet Data Centers, service operations and management teams, our employee morale might decline, key employees could leave and customers could terminate the services they are receiving from us, cancel existing orders or choose not to place new ones. In addition, difficulties or delays in the integration of the operations of Exodus and GlobalCenter, including the network and call center operations, could disrupt the customer service operations of the combined company. If our customer service operations suffer as a result of our integration efforts or otherwise, our customers might reduce their future orders or cease doing business with us altogether.

     Successful integration of GlobalCenter into Exodus depends, in significant part, on the continued services of GlobalCenter management personnel and of its key technical and sales personnel. Many members of GlobalCenter's former management team have terminated their relationships with GlobalCenter. We also recently have announced reductions in force effective throughout the organization. These departures could harm our ability to manage GlobalCenter's business and our combined operations. Losing these personnel could slow or prevent us from realizing any benefits of acquiring GlobalCenter.

     In recent periods, GlobalCenter increased its spending on investment in Internet Data Centers, network capacity and personnel, which could result in net losses in excess of historically reported results. We have recently announced the delayed or halted opening of certain Internet Data Centers. If we are unable to realize revenue increases as a result of our acquisition, we will not realize some of the benefits of the acquisition and our financial results will be harmed.


We may not achieve expected benefits of our joint venture agreement with Asia Global Crossing.

     In September 2000, we agreed to form a joint venture with Asia Global Crossing Ltd., for the purpose of providing our services in Asia. In March 2001, we formed the joint venture entity, EAP Ltd., as a Bermuda corporation. To date, negotiations have been lengthy and complex, and we are continuing to work toward developing the joint venture. Further delays in development of the joint venture will postpone potential realization of any of the benefits we expected to achieve from the joint venture. Furthermore, if we are unable to form business partnerships among local Asian entities and the joint venture, we may have difficulty penetrating individual Asian markets. If the joint venture is not fully developed or is terminated after formation, we also could face additional competition in Asia.

We may experience difficulty in integrating the acquisitions that we have recently completed, which could harm our operating results.

     The challenges of integrating the operations of Exodus and GlobalCenter will be increased by our ongoing efforts to integrate our other recent acquisitions. For example, in November 1999 we acquired Service Metrics, an Internet monitoring applications and services company, and in December 1999 we acquired Global OnLine Japan, an Internet solutions provider in the Japanese market. In February 2000, we acquired both KeyLabs, Inc., a provider of e-business testing services, and the Professional Services Division of Network-1 Security Solutions, Inc. In August 2000, we acquired Grenville Consulting UK Limited, a professional services organization based in the United Kingdom. We anticipate that we may acquire other businesses and assets and add complementary technologies and personnel in order to expand our business. The integration of multiple organizations requires a substantial amount of management resources and attention. If we fail to integrate and manage acquired businesses, retain their employees and customers, or address new markets associated with the acquired businesses, our business and financial results will be harmed.

Our rapid expansion produces a significant strain on our business and requires us to expend substantial resources.

     One of our key strategies is to expand our network by opening additional Internet Data Centers in geographically diverse locations. To expand successfully, we must be able to assess markets, locate and secure new Internet Data Center sites, install telecommunications circuits and equipment and Internet Data Center facilities, and establish additional interconnections with Internet service providers. We must also continue to improve our operational and financial systems and expand, train and manage our employee base.

     For new Internet Data Centers, we expect to expend substantial resources for leases or purchases of real estate, improvements of facilities, equipment purchases, implementation of multiple telecommunications connections, and recruiting and hiring qualified personnel. Moreover, we expect to make significant new investments in sales and marketing and development of new services as part of our expansion strategy. If we fail to generate sufficient cash flows or to raise sufficient funding, we may be required to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities, making it difficult for us to generate additional revenue and to respond to competitive pressures.

     In general, it takes us at least six months to select the appropriate location for a new Internet Data Center, construct the necessary facilities, install equipment and telecommunications infrastructure and hire operations and sales personnel. Expenditures commence well before the date the Internet Data Center opens, and it takes an extended period for us to approach break-even capacity utilization. As a result, we expect that individual Internet Data Centers will experience losses for in excess of one year from the time they are opened. Growth in the number of our Internet Data Centers is likely to increase the amount and duration of losses. In addition, if we do not attract customers to new Internet Data Centers in a timely manner, or at all, our business will be materially adversely affected.


Our substantial leverage and debt service obligations adversely affect our cash flow.

     Our debt is substantial. As of March 31, 2001, it included:

                                                                           Balance at
Convertible Subordinated Notes:                          Maturity Date   March 31, 2001
-------------------------------------------------------  -------------  -----------------
5% Notes                                                     2006       $   52.8  million
4 3/4% Notes                                                 2008       $  500.0  million
5 1/4% Notes                                                 2008       $  575.0  million

Senior Notes:
Dollar-denominated 11 1/4% Notes                             2008       $  275.0  million
Euro-denominated 11 3/8% Notes                               2008       $  176.0  million      (Euro 200 million)
Dollar-denominated 10 3/4% Notes                             2009       $  375.0  million
Euro-denominated 10 3/4% Notes                               2009       $  110.0  million      (Euro 125 million)
Dollar-denominated 11 5/8% Notes                             2010       $1,000.0  million

Other Debts:                                                 varies     $  407.1  million
                                                                        --------
Total Debts                                                             $3,470.9  million
                                                                        ========

     We may add additional long-term debt, equipment loans, lease lines of credit, mortgages or other financing arrangements to finance capital expenditures for our Internet Data Centers, working capital and equipment. It is possible that we may be unable to generate cash sufficient to pay the principal and interest on our debt when due.

     Our substantial leverage could harm us by:

     . increasing our vulnerability to general adverse economic and industry conditions;

     .   limiting our ability to obtain additional financing;

     . requiring a substantial portion of cash flow from operations for debt service, thereby reducing cash flow available for other purposes, including service expenditures;

     . limiting our flexibility in planning for, or reacting to, changes in our business and industry; and

     . placing us at a disadvantage compared to our competitors with less leverage or better access to capital.

We are subject to restrictive covenants in our indentures and our credit facility that limit our flexibility in managing our business.

     Our senior notes, convertible subordinated notes and senior secured credit facility contain restrictions on our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions and take other actions. Furthermore, our existing financing arrangements are, and future financing arrangements are likely to be, secured by substantially all of our assets. The existing financing arrangements require, and future financing arrangements are likely to require, that we maintain specific financial ratios, including certain quarterly operating results, and comply with covenants restricting our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions or take other actions. Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take. For example, these covenants may restrict us from financing capital expenditures with debt. Our failure to comply with those covenants or our inability to have them waived or modified, if necessary, may have a material adverse affect on our business and our ability to adjust to changing conditions.

     Some of our customers are emerging Internet-based businesses that may not pay us for our services on a timely basis and may fail over the long term and some of our other customers that are non-Internet based businesses may scale back or discontinue their Internet operations.

     Approximately 38% of our monthly recurring revenue during the first quarter 2001 was derived from customers that we classify as emerging Internet-based businesses, and we expect that a portion of our future revenue will be derived from this customer base. The unproven business models of some of these customers and an uncertain economic climate, including the inability to raise capital, make their continued viability uncertain. Some of these customers have encountered financial difficulties and/or gone out of business. In the future, others may do so, and reduce or terminate the services they receive from us, fail to pay for our services or delay payment. If these payment difficulties are substantial, our business and financial results could be harmed.

The success of our business depends on the overall demand for information technology and services, and Internet Data Center services in particular.

     Our success depends on the growth of overall demand for information technology and services, particularly in the market for Internet system and network management solutions for enterprises with mission-critical Internet operations. Our business is affected by general economic and business conditions throughout the world. A softening of demand for Internet infrastructure services and information technology and services caused by a weakening of the global economy in general or the U.S. economy in particular, or the lack of success of certain new business models or lines of business that depend on the Internet, may result in decreased revenue or slower growth for us. Recently, we have determined that such a softening of demand has occurred, and if such trend continues, our growth will slow, our revenue may decrease and our financial results will be harmed.


We compete with much larger companies and there are few barriers to entry. If we cannot compete effectively, we will lose business.

     Our market is intensely competitive. There are few barriers to entry, and we expect to face additional competition from both existing competitors and new market entrants in the future. Many companies have announced that they will begin to provide or plan to greatly expand their service offerings that are competitive with ours. The principal competitive factors in our market include:

     .   the ability to deliver services when requested by the customer;

     .   Internet system engineering and other expertise;

     .   customer service;

     .   network capability, reliability, quality of service and scalability;

     .   the variety of services offered;

     . access to network resources, including circuits, equipment and interconnection capacity to other networks;

     .   broad geographic presence;

     .   price;

     .   the ability to maintain and expand distribution channels;

     .   brand name;

     .   the timing of introductions of new services;

     .   network security; and

     .   financial resources.

     There can be no assurance that we will have the resources or expertise to compete successfully in the future. Our competitors in the market include:

     . providers of server hosting, managed Web hosting and Web application management services;

     .   national, foreign and regional Internet service providers;

     . global, regional and local telecommunications companies and Regional Bell Operating Companies;

     .   information technology outsourcing firms; and

     .   other technology services and products companies.

     Some of our competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional services competitive with those we provide.

     Some of our competitors may be able to provide customers with additional benefits in connection with their Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to ours. We may not be able to offset the effects of any price reductions. In addition, we believe our market is likely to encounter consolidation in the near future, which could result in increased prices and other competition.


Our market is new and our services may not be generally accepted by enterprises looking to outsource their mission-critical Internet operations, which could harm our operating results.

     The market for Internet system and network management solutions has only recently begun to develop, is evolving rapidly and is characterized by an increasing number of market entrants. This market may not prove to be viable or, if it becomes viable, may not continue to grow. We currently incur costs greater than our revenue. If we cannot retain or grow our customer base, we will not be able to increase our sales and revenue or create economies of scale to offset our fixed and operating costs. Our future growth depends on the willingness of enterprises to outsource the system and network management of their mission-critical Internet operations and our ability to market our services in a cost-effective manner to a sufficiently large number of customers. If this market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business would be adversely affected. In addition, in order to be successful we must be able to differentiate ourselves from our competition through our service offerings and delivery.


Accounting principles relating to revenue recognition, business combinations and other topics relevant to our business, and our application of those principles, may change.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which we adopted in 2000. This guidance may continue to evolve. In addition, applying revenue recognition principles to a business like ours is complex. This complexity is in part a function of the continual interpretation of accounting principles by accounting standard setters. In addition, changes in our relationships with particular customers may require us to change how we account for revenue from those customers. These changes could have a material adverse effect on the timing of revenue recognition and could adversely affect our financial condition and results of operations.

     Similarly, our relationships with companies in which we have equity investments are sometimes complex and may change over time. Upon the establishment of a relationship, we determine how to account for the investment and other financial aspects of the relationship. If our relationship with these companies changes, we may be required to change the manner by which we account for these relationships. Changes in accounting treatment that may result from evolving relationships with our partners could have a material adverse effect on our financial condition and results of operations.


Some of our investments in portfolio companies may lose value or may become impaired.

     We have investments in technology companies, many of which are privately held companies in a development stage. Some of our investments in private companies have become liquid through initial public offerings or acquisitions, and the carrying values of these investments fluctuate with their stock market values. Many of our private equity investments are inherently risky because the companies' businesses may never develop, and we may incur losses related to these investments. We may be required to reduce the value of those investments as reflected on our balance sheet, which also may affect our results of operations. If we incur a charge to reflect other than temporary declines in the value of our private equity investments below our recorded value, our balance sheet and results of operations will be reduced.

     The market valuations of technology companies have been highly volatile in recent years, and in recent months those market valuations have generally trended downward. Because of this downward trend, we were required to incur a charge for the impairment of values of our investment in Mirror Image and some of our other equity investments for the quarter ended March 31, 2001, and this impairment had an adverse effect on our financial position and results of operations. We are also required to mark to market periodically the values of any publicly traded investments we hold. These measurements could result in declines in values reflected in our balance sheet. If the declines are deemed to be other than temporary, these declines could adversely affect our results of operations.


System failures could lead to significant costs.

     We must protect our network infrastructure, our equipment and our customers' equipment (including data) against damage from human error, security breaches, power loss and other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, vandalism and similar events. Despite the precautions we have taken, a natural disaster or other unanticipated problems at one or more of our Internet Data Centers could result in interruptions in our services or significant damage to customer equipment. In addition, the failure of any of our telecommunications providers, such as Global Crossing, to provide consistent data communications capacity or other network providers to provide interconnection agreements could result in service interruptions. In the future, we expect to become more dependent on Global Crossing for data communications capacity. Any damage to, or failure of, our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business. In the past, we have experienced interruptions in specific circuits within our network resulting from events outside our control, temporary loss of power, and failure of networking equipment, all of which led to short-term degradation in the level of performance of our network or temporary unavailability of our services. If we incur significant financial commitments to our customers in connection with our failure to meet our service level commitment obligations as a result of system downtime, our liability insurance may not be adequate to cover those expenses, and our results of operations and financial condition may be adversely affected.

Prolonged electrical power outages or shortages could harm our business.

     Our Internet Data Centers and other facilities are susceptible to regional electrical power shortages and planned or unplanned power outages caused by these shortages. To date, neither our customers nor we have experienced any material interruption of service as a result of any of these shortages. We attempt to limit exposure to system downtime by using backup generators and power supplies. However, we have experienced situations where our back up generators briefly failed to function properly and service to customers was interrupted. We also attempt to limit our financial liability for system downtime by giving customers credits for free service each month for all disruptions of service during that month. Nonetheless, customers may seek additional remedies. We may develop cogeneration facilities to reduce our reliance on public power suppliers. However, the overall power shortage in California has increased the cost of energy, which we may not be able to pass on to our customers. Moreover, our power providers have informed us that there may be future power outages and rolling blackouts. Power outages, which last beyond our backup and alternative power arrangements, or in the event these backup and alternate arrangements do not function properly, could harm our customers and our business. Any material future interruptions of service could result in material claims and have an adverse effect on our financial position and results of operations.


If we do not manage growth effectively our business will be harmed.

     We are experiencing, and expect to continue experiencing, rapid growth with respect to the building of our Internet Data Centers and network infrastructure, acquisitions of assets and companies, expansion of our service offerings, geographic expansion, expansion of our customer base and increases in the number of employees. This growth has placed, and we expect it to continue to place, a significant strain on our financial, management, operational and other resources, including our ability to ensure customer satisfaction. This expansion also requires significant time commitments from our senior management and places a significant strain on their ability to manage the existing business. In addition, we are required to manage multiple relationships with a growing number of third parties as we seek to complement our service offerings. Our ability to manage our growth effectively will require us to continue to expand operating and financial procedures and controls, to replace or upgrade our operational, financial and management information systems and to attract, train, motivate and retain key employees. If our executives are unable to manage growth effectively, our business could be materially adversely affected.

Customer satisfaction with our services is critical to our success.

     Our customers demand a high level of service, and services are an increasingly significant portion of our offerings. As customers outsource more mission- critical operations to us, we are subject to increased liability claims and customer dissatisfaction if our systems fail or our customers otherwise become dissatisfied. Our customer contracts generally provide a limited service level commitment related to the continuous availability of service on a 24 hours per day, seven days per week basis. If we incur significant service level commitment obligations in connection with system downtime, our liability insurance may not be adequate to cover these expenses. Any material interruptions of service could result in claims and have a material adverse effect on our financial position and results of operations.


Our ability to expand our network is unproven and will require substantial financial, operational and management resources.

     To satisfy customer requirements, we must continue to expand and adapt our network infrastructure. We depend on Global Crossing and other telecommunications providers for our network capacity. The expansion and adaptation of our telecommunications infrastructure will require substantial financial, operational and management resources as we negotiate telecommunications capacity with network infrastructure suppliers. Due to the limited deployment of our services to date, our ability to connect and manage a substantially larger number of customers at high transmission speeds is unknown. We have yet to prove our network's ability to be scaled up to higher customer levels while maintaining superior performance. Furthermore, it may be difficult for us to increase our network capacity quickly in light of current necessary lead times within the industry to purchase circuits and other critical items. If we fail to achieve or maintain high capacity data transmission circuits, customer demand could diminish because of possible degradation of service. In addition, as we upgrade our telecommunications infrastructure to increase bandwidth available to our customers, we expect to encounter equipment or software incompatibility, which may cause delays in implementation.

We depend on network interconnections provided by third parties who may raise their fees or deny access.

     We rely on private and public network interconnections that allow our customers to connect to other networks. If the networks with which we interconnect were to discontinue these interconnections, our ability to exchange traffic would be significantly constrained. Furthermore, our business will be harmed if these networks do not add more bandwidth to accommodate increased traffic. Many of the companies with which we maintain interconnections are our competitors. Some of these networks require that we pay them fees for the right to maintain interconnections. There is nothing to prevent any of these networks, some of which are significantly larger than we are, from increasing fees or denying access. In early 2000, one network with which we previously maintained interconnections unilaterally terminated its interconnections with us. In the future, other networks could refuse to continue to interconnect directly with us, might impose significant costs on us or might limit our customers' access to their networks. In this event, we may not be able, on a cost-effective basis, to access alternative networks to exchange our customers' traffic. In addition, we may not be able to pass through to our customers any additional costs of utilizing these networks. In these cases, our business could be harmed.


Difficulties presented by international economic, political, legal, accounting and business factors could harm our business in international markets.

     A component of our strategy is to expand into international markets. We opened our first Internet Data Center outside of the United States in the London metropolitan area in June 1999 and acquired an Internet Data Center in Tokyo through our acquisition of Global OnLine Japan in December 1999. In April 2000, we opened Internet Data Centers in Frankfurt and Toronto. In January 2001 we acquired additional Internet Data Centers in London and Melbourne through our acquisition of GlobalCenter, and in February 2001, we opened an Internet Data Center in Sydney. In September 2000, we agreed to form a joint venture with Asia Global Crossing Ltd. to provide complex Web hosting and managed services in Asia and in March 2001, we formed the joint venture entity, EAP Ltd., as a Bermuda corporation. In September 2000, we also entered into network services agreements with Global Crossing and Asia Global Crossing Ltd. to purchase, over the next ten years, at least 50% of our future network needs outside Asia from Global Crossing and at least 60% of our network needs in Asia from Asia Global Crossing Ltd. We plan to open additional international Internet Data Centers during 2001. We may also enter into joint ventures or outsourcing agreements with third parties, acquire rights to high-bandwidth transmission capability, acquire complementary businesses or operations, or establish and maintain new operations outside of the United States. Thus, we may depend on third parties to be successful in our international operations. In addition, the rate of development and adoption of the Internet has been slower outside of the United States, and the cost of bandwidth has been higher, which may adversely affect our ability to expand operations and may increase our cost of operations internationally. The risks inherent in conducting business internationally include:

     . unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

     .   challenges in staffing and managing foreign operations;

     .   differences in technology standards;

     .   employment laws and practices in foreign countries;

     .   longer payment cycles and problems in collecting accounts receivable;

     .   political instability;

     . fluctuations in currency exchange rates and imposition of currency exchange controls; and

     .   potentially adverse tax consequences.

Foreign currency exchange rate fluctuations or repatriation could result in losses.

     Our international expansion, particularly in Asia as a result of the GlobalCenter transaction, may cause our results of operations and the value of our assets to be affected by the exchange rates between the U.S. dollar and the currencies of the additional countries in which we have operations and assets. In some of these countries into which we have expanded, prices of our products and services will be denominated in a currency other than the U.S. dollar. As a result, we may experience economic losses solely as a result of foreign currency exchange rate fluctuations, including a foreign currency's devaluation against the U.S. dollar. Our losses may be greater if we cannot effectively hedge the risk of foreign currency rate fluctuations. We may also acquire interests in companies that operate in countries where the removal or conversion of currency is restricted. In addition, similar restrictions could be imposed in countries where we conduct business after we begin our operations.


We might not be successful in our attempts to keep up with rapid technological change and evolving industry standards.

     Our future success will depend on our ability to offer services that incorporate leading technology and address the increasingly sophisticated and varied needs of our current and prospective customers. Our market is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. Future advances in technology may not be beneficial to, or compatible with, our business. In addition, we may not be able to incorporate advances on a cost-effective and timely basis. Moreover, technological advances may have the effect of encouraging our current or future customers to rely on in-house personnel and equipment to furnish the services we currently provide. In addition, keeping pace with technological advances may require substantial expenditures and lead time.

     We believe that our ability to compete successfully is also dependent upon the continued compatibility and interoperability of our services with products, services and architectures offered by various vendors. Although we work with various vendors in testing newly developed products, these products may not be compatible with our infrastructure or adequate to address changing customer needs. Any incompatibility would require us to make significant investments to achieve compatibility. Although we intend to support emerging standards, industry standards may not be established or we may not be able to conform to new standards in a timely manner. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business.

System security risks could disrupt our services.

     The ability to provide secure transmissions of confidential information over networks accessible to the public is a significant barrier to electronic commerce and communications. A portion of our services relies on encryption and authentication technology licensed from third parties. Despite a variety of network security measures taken by us, we cannot assure that unauthorized access, computer viruses, accidental or intentional actions and other disruptions will not occur. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the technology we use to protect confidential customer and end user data stored on or transmitted through our network. Recently, numerous computer viruses have circulated throughout the world. Our network and our customer sites are potentially vulnerable to these viruses, which could impair our ability to deliver services to our customers, which could harm our results of operations. Our Internet Data Centers have experienced and may in the future experience delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees of Exodus or others. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information, such as customer and Exodus passwords as well as credit card and bank account numbers, stored in and transmitted through our computer systems or those of our customers. Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate this confidential information. As a result, we could become liable to others and lose existing or potential customers. If any of our customers are held liable for fraudulent credit card transactions, theft of data or other illegal activities that take place on our network, these customers may sue us for these losses. Our insurance coverage may be insufficient to cover losses that may arise from these events. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive. In addition, the efforts to address these problems could result in interruptions, delays or cessation of service to our customers.


We depend on third-party equipment and software suppliers.

     We depend on vendors to supply key components of our telecommunications infrastructure, system and network management solutions, managed Web hosting and Web application management. Some of the telecommunications services and networking equipment is available only from sole or limited sources. For instance, the routers, switches and modems we use are currently supplied primarily by Cisco Systems. We typically purchase or lease all of our components under purchase orders placed from time to time. We do not carry significant inventories of components and have no guaranteed supply arrangements with vendors. If we were unable to obtain required products or services on a timely basis and at an acceptable cost, our business would be harmed. In addition, if our sole or limited source suppliers do not provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components we use, our business would be harmed. For example, we have experienced performance problems, including previously unknown software and firmware bugs, with routers and switches that have caused temporary disruptions in and impairment of network performance. In addition, unknown software and hardware problems with respect to our Web hosting and Web application management solutions would impair our ability to deliver these services uninterrupted to our customers.


Government regulation and legal uncertainties may harm our business.

     Laws and regulations directly applicable to communications and commerce over the Internet are becoming more prevalent. The United States Congress has recently considered enacting Internet laws regarding privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union also enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel and taxation, apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. We provide services over the Internet in many states in the United States and in many foreign countries, and we facilitate the activities of our customers in these jurisdictions. As a result we may be required to qualify to do business, or be subject to taxation, or be subject to other laws and regulations, in these jurisdictions even if we do not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but we could find that Exodus is subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect our business.

We could be held liable for the information disseminated through our network.

     The law relating to the liability of online services companies and Internet access providers for information and commerce carried on or disseminated through their networks is currently unsettled. The Child Online Protection Act of 1998 imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring material that is harmful to minors, by means of the World Wide Web, without restricting access to this type of material by underage persons. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon us and other Internet network providers of potential liability for information carried on or disseminated through our systems could require us to implement measures to reduce exposure to liability, which may require the expenditure of substantial resources or cause us to discontinue various service or product offerings. Further, the costs of defending against any claims and potential adverse outcomes of these claims could have a material adverse effect on our business. While we carry professional liability insurance, it may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks.

     Some businesses, organizations and individuals have in the past sent unsolicited commercial e-mail messages through our network or advertising sites hosted at our facilities to a massive number of people. This practice, known as "spamming," has led to some complaints against us. In addition, some Internet service providers and other online services companies could deny network access to us if we allow undesired content or spamming to be transmitted through our networks. Although we prohibit customers by contract from spamming, we cannot be sure that customers, or their customers and users, will not engage in this practice, which could have a material adverse effect on our business.


Our future success depends on our key personnel, the performance of new management and avoiding unwanted attrition.

     Our success depends in significant part upon the continued services of our key technical, sales and senior management personnel. Any officer or employee can terminate his or her relationship at any time. If we lose the services of one or more of our key employees or are unable to attract additional qualified personnel, our business would be adversely affected. We have recently experienced significant changes in management including the departures of our President and Chief Operating Officer, our Chief Financial Officer and our Chief Marketing Officer. Additionally, should additional employees or management depart, their departures could create further attrition and adversely affect our business. We do not carry key-person life insurance for any of our employees.

     We grant stock options as a method of attracting and retaining employees, to motivate performance and to align the interests of management with those of our stockholders. Due to declines in market price of our common stock, many stock options held by our employees have an exercise price that is higher than the current trading price of our common stock. Without adequate incentives afforded by stock options, we may find it more difficult to retain key employees.

If the Internet and Internet infrastructure development do not continue to grow, our business will be harmed.

     Our success depends in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our services. In addition, the rate of development and adoption of the Internet has been slower outside of the United States and the cost of bandwidth has been higher. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.


We face risks associated with protection and enforcement of intellectual property rights.

     We rely on a combination of copyright, patent, trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our products and services. We have very little patented technology that would preclude or inhibit competitors from entering our market. Although we have entered into confidentiality agreements with our employees, contractors, suppliers, distributors and appropriate customers to limit access to and disclosure of our proprietary information, these may prove insufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. In addition, the laws of various foreign countries may not protect our products, services or intellectual property rights to the same extent as do the laws of the United States.

     In addition to licensing technologies from third parties, we are developing and acquiring additional proprietary intellectual property. Third parties may try to claim that our products or services infringe their intellectual property. We expect that participants in our markets will be increasingly subject to infringement claims. Any claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.


Our stock price has been volatile in the past and is likely to continue to be volatile.

     The market price of our common stock has been volatile in the past and is likely to continue to be volatile. In addition, the securities markets in general, and Internet stocks in particular, have experienced significant price volatility and, accordingly, the trading price of our common stock has been and likely will continue to be affected by this activity.

     In addition, the market price of our common stock might continue to decline as a result of our acquisition of GlobalCenter if:

     . we do not experience the benefits of the merger as quickly as anticipated, or at all, or the costs of or operational difficulties arising from the merger are greater than anticipated;

     . the impact of the merger on our financial results is not in line with our expectations or those of financial analysts; or

     . margins on managed and professional services decline because of competitive or other factors or because the anticipated shift of the total mix of business toward managed and professional services does not materialize.

If there is a change of control of Exodus, we may be required under the provisions of our indentures and senior secured credit facility to repurchase or repay the debt outstanding under those agreements.

     The provisions of our indentures and our senior secured credit facility could limit the price that investors might be willing to pay in the future for shares of our common stock and significantly impede the ability of the holders of our common stock to affect change in our board of directors. In addition, we have adopted a poison pill rights plan, which has anti-takeover effects. Our rights plan, if triggered, will cause substantial dilution to a person or group that attempts to acquire our company on terms not approved by our board of directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of our common stock.


As a result of our acquisition of GlobalCenter, Global Crossing has a substantial ownership interest in Exodus, and future sales of our common stock by Global Crossing could cause the price of our common stock to decline.

     As a result of our acquisition of GlobalCenter in January 2001, Global Crossing, the former parent company of GlobalCenter, acquired approximately 108 million shares, which currently represents approximately 19.5% of our outstanding common stock. Global Crossing has agreed that it will vote its shares of our common stock, at its option, either as directed by us or in the same proportion as our other stockholders until the earlier of five years after the merger or the time that its percentage ownership of Exodus is reduced to below 10%. This agreement does not, however, apply to a proposal relating to a change in control of Exodus. Therefore, Global Crossing will have influence over the outcome of a stockholder vote on any matter relating to a change in control of Exodus. In addition, Global Crossing has the right to designate one nominee for election to our board of directors for as long as it owns a total of at least 10% of our common stock outstanding. As a result of these agreements, Global Crossing is able to influence the management of Exodus

     All of the shares of our common stock issued at the completion of the merger were restricted shares. We have registered the resale of these shares and have agreed to keep the registration statement effective until the registered shares are sold or until Global Crossing owns less than 3% of our common stock outstanding. Global Crossing has agreed not to sell its shares until January 2002, except under limited circumstances. The market price of our common stock could decline as a result of sales by Global Crossing of its shares of our common stock or the perception that these sales could occur.


The terms of our debt agreements restrict us from making payments with respect to our common stock.

     Our ability to pay cash dividends on, or repurchase shares of, our common stock is limited under the terms of our senior debt indentures and our senior secured credit facility. We do not currently intend to pay any cash dividends for the foreseeable future.


Reductions in force may harm our business operations and may require us to incur expenses that could diminish cash reserves or adversely affect our financial results.

     Workforce reductions may affect us directly, by reducing customer service levels, or indirectly by raising concerns among customers, other corporate partners and employees. We recently announced a reduction of approximately 15 percent in our worldwide workforce, primarily through attrition and consolidation of operations, and we expect to record a charge up to $10.0 million in the second quarter of 2001 due to this reduction in force. Workforce reductions may also subject us to the requirements of mass employee termination laws and regulations in jurisdictions where we have employees, which may subject us to additional costs. In addition, terminated employees may possess specific knowledge or expertise, the lack of which may cause operational difficulties. Finally, the workforce reductions may affect employee moral and lead to increased turnover. The reductions may also subject us to risks of litigation, which could be expensive to defend, divert the attention of management, and subject us to possible liability for damages. Any of these expenses could materially harm our results of operations or deplete our cash reserves.

General economic conditions and reduced demand for our services may prevent us from achieving targeted revenue and profitability.

     Our revenue and our ability to achieve and sustain profitability depend on the overall demand for Web hosting and the services we offer. The general economic slowdown in the U.S. economy may cause our customers to defer purchases of our services, or otherwise alter their purchasing patterns, which could reduce demand for our products and services and result in lower-than-expected revenue. If U.S. or global economic conditions worsen, we may experience an adverse impact on our business, operating results and financial condition.


Reductions in operating expenses and capital expenditures could harm our results of operations.

     We have undertaken cost cutting measures in an effort to streamline operations and reduce costs. These measures include cuts in discretionary spending, reductions in capital expenditures and a workforce reduction. It is possible that these reductions could impair our marketing, sales and customer support efforts, alter our product development plans, or make integrating recent acquisitions, particularly our acquisition of GlobalCenter, more difficult. In addition, such reductions could impair our ability to respond to unexpected challenges or take advantage of new opportunities.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sales of our common stock by the selling stockholder under this prospectus.

                              SELLING STOCKHOLDER

     The following table sets forth the number of shares beneficially owned as of June 4, 2001 by the selling stockholder named below, the number of shares that may be offered and sold from time to time by the selling stockholder pursuant to this prospectus and the number of shares that would be owned by the selling stockholder assuming the selling stockholder sells all of the shares offered in this prospectus. The selling stockholder named below, any pledgee or donee of the selling stockholder and any person who may purchase shares offered hereby from the selling stockholder in a private transaction in which that person is assigned the stockholders' rights to registration of shares, are referred to in this prospectus as the "selling stockholder."

                                                                        Shares Owned         Shares         Shares Owned
Name                                                                   Before Offering       Offered       After Offering
----                                                                  -----------------   -------------   ----------------
Global Crossing Landing Holdings Ltd................................     108,157,200       108,157,200            -

     The shares that may be offered and sold pursuant to this prospectus represent all of the shares beneficially owned by the selling stockholder as of June 4, 2001. All of these shares were acquired by Global Crossing GlobalCenter Holdings, Inc. ("GCGCH") in connection with our acquisition of GlobalCenter Holding Co. ("GlobalCenter") under the terms of the Agreement and Plan of Merger dated September 28, 2000 (the "Merger Agreement"). GCGCH is the former parent company of GlobalCenter and an indirect wholly owned subsidiary of Global Crossing Ltd ("Global Crossing"). GCGCH transferred all of these shares to the selling stockholder, a wholly owned subsidiary of Global Crossing, on April 4, 2001 in a private transaction. Because the selling stockholder may offer from time to time all or some of its shares under this prospectus, no assurances can be given as to the actual number of shares that will be sold by the selling stockholder or that will be held by the selling stockholder after completion of the sales. Information concerning the selling stockholder may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

     Neither the selling stockholder nor any of its affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with Exodus within the past three years, except as set forth below.

     In connection with the Merger Agreement, Exodus entered into a Network Services, Marketing and

Cooperation Agreement (the "GC Network Agreement") on September 28, 2000 with Global Crossing. Under the GC Network Agreement, Exodus committed to purchase at least 50% of its network needs worldwide, other than Asia, from Global Crossing. In addition, subject to limited exceptions, Global Crossing agreed to use Exodus as its exclusive provider of Internet Web hosting services until January 2003. Global Crossing agreed to grant Exodus a credit of $100 million to be applied against purchases of assets or services under the GC Network Agreement or the AGC Network Agreement (described below) provided that Exodus applies no more than $25 million against purchases under the AGC Network Agreement. Up to $50 million of this credit may be applied in 2001, and the remainder may be applied on or after January 1, 2002. The GC Network Agreement has a ten year term.

     Under the GC Network Agreement, Exodus granted Global Crossing the right to resell Exodus services. The GC Network Agreement also contemplates that the parties may enter into a reseller agreement in order to further define the resale rights granted to Global Crossing. In April 2001, Global Crossing and Exodus entered into a Reseller Agreement whereby Global Crossing and its affiliated companies have the nonexclusive right to resell Exodus services worldwide, except for Internet Data Centers located in Hong Kong and Tokyo Otemachi. When Exodus' sales force is able to sell hosting services in Hong Kong and Tokyo Otemachi, Global Crossing will have the right to resell Exodus services in these locations under the terms of the reseller agreement. The initial term of the agreement continues through January 2003. Thereafter, the agreement automatically renews for successive one year terms. After October 2002, either party may give written notice to terminate the agreement without cause effective 90 days after the delivery of such notice. If the agreement is renewed, Global Crossing will appoint Exodus as its exclusive supplier of Internet Web hosting services during the renewal term. In May 2001, Global Crossing Telecommunications, Inc. ("GCT") and Exodus entered into a Network Services Reseller Agreement whereby Exodus has the right to resell GCT telecommunication and data services worldwide. The initial term of the agreement continues through January 2003. Thereafter, the agreement automatically renews for successive one year terms. After October 2002, either party may give written notice to terminate the agreement without cause effective 90 days after the delivery of such notice. Exodus and/or its affiliates, on the one hand, and Global Crossing and/or Asia Global Crossing Ltd. and their affiliates, on the other hand, may enter into additional commercial arrangements with each other in the future as the parties may mutually agree.

     Exodus also entered into a Network Services, Marketing and Cooperation Agreement (the "AGC Network Agreement") on September 28, 2000 with Asia Global Crossing Ltd., a company affiliated with Global Crossing and GlobalCenter. Under the AGC Network Agreement, Asia Global Crossing Ltd. will make all of Asia Global Crossing Ltd.'s and its controlled affiliates' telecommunications services available to Exodus and its controlled affiliates on an equal access basis. Exodus agreed to promote Asia Global Crossing Ltd. as its primary provider of network services for its network operations in Asia. Exodus and its controlled affiliates agreed, during the ten year term of the agreement, to purchase from Asia Global Crossing Ltd. at least 60% of their network services requirements in specified parts of Asia and the Pacific Rim, not including Australia or New Zealand. In addition, Exodus will give Asia Global Crossing Ltd. the opportunity to provide at least 67% of Exodus' network services requirements in that territory and use reasonable efforts consistent with its business objectives to exceed this 67% commitment. Subject to limited exceptions, Asia Global Crossing Ltd. agreed to use Exodus as its exclusive provider of Internet Web hosting services in that territory until January 2003. Asia Global Crossing Ltd. and Exodus have also agreed that Asia Global Crossing Ltd. may resell Exodus services.

     On September 28, 2000, in connection with the Merger Agreement, Exodus and Asia Global Crossing Ltd. also entered into a Joint Venture Agreement relating to the formation of a pan-Asian joint venture to provide complex Web hosting and managed services in Asia. In March 2001, we formed the joint venture entity, EAP Ltd., as a Bermuda corporation and shares in the joint venture were issued to Exodus (67%) and Asia Global Crossing Ltd. (33%). Asia Global Crossing Ltd. will be the primary network provider for the joint venture in Asia. Exodus will manage and operate the joint venture.

     Concurrently with and pursuant to the Merger Agreement, Exodus entered into a Stockholder Agreement and Registration Rights Agreement, each dated as of September 28, 2000, with GCGCH and Global Crossing. Under the Stockholder Agreement, GCGCH has the right to designate one nominee for election to our Board of Directors. This right terminates if at anytime GCGCH and Global Crossing beneficially own in the aggregate less than 10% the total voting power of Exodus. GCGCH and Global Crossing Ltd. have also agreed to certain standstill provisions regarding Exodus common stock and have agreed, except in specified circumstances, not to sell or transfer any shares of Exodus common stock until after January 2002. GCGCH designated Mr. Thomas J. Casey as its nominee to our board of directors pursuant to the Stockholder Agreement. Our Board of Directors appointed Mr. Casey as a director in January 2001. Effective April 4, 2001, the selling stockholder assumed the rights and obligations of GCGCH under the Stockholder Agreement in connection with the share transfer.

     Under the Registration Rights Agreement, GCGCH and Global Crossing will each be entitled to offer for sale, beginning in January 2002, shares of Exodus common stock pursuant to a shelf registration statement, of which this prospectus is a part, that Exodus has agreed to file with the Commission by May 10, 2001. In addition, Exodus has agreed that, anytime after the first anniversary of the effective time of the merger, GCGCH and Global Crossing will have the right to ask Exodus to register their shares if and when Exodus offers any of its shares of common stock for sale in an underwritten offering. Exodus may suspend an offering of securities under circumstances delineated in the agreement. Effective April 4, 2001, the selling stockholder assumed the rights and obligations of GCGCH under the Registration Rights Agreement in connection with the share transfer.

                             PLAN OF DISTRIBUTION

    The selling stockholder has agreed not to transfer its shares of Exodus common stock except under limited circumstances, such as transfers among affiliates and limited hedging transactions, until January 2002. From January 2002 through January 2006, the selling stockholder has agreed not to transfer its shares of Exodus common stock except in underwritten offerings or other sales pursuant to its registration rights, under Rule 144, in private sales or under limited circumstances, such as transfers among affiliates and limited hedging transactions.

    Subject to the restrictions described above, the selling stockholder and its successors, including its transferees, assignees, pledgees or donees or their successors, may sell the common stock offered under this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither Exodus nor the selling stockholder can presently estimate the amount of this compensation.

    The common stock offered under this prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

    . on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

    .  in the over-the-counter market;

    . in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

    . through the writing of options, whether the options are listed on an options exchange or otherwise; or

    .  through the settlement of short sales.

    In addition, selling stockholder may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. For example, the selling stockholder may:

    . enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with the selling stockholder;

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

     . sell shares short itself and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

     . write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

     . enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

     . loan the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

     These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.

     The aggregate proceeds to the selling stockholder from the sale of the common stock offered by the selling stockholder will be the purchase price of the common stock less discounts and commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. Exodus will not receive any of the proceeds from this offering.

     Exodus' outstanding common stock is listed for trading on the Nasdaq National Market.

     The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the selling stockholder is an "underwriter" within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, the specific common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. This prospectus also may be used, with Exodus' consent, by assignees, donees or pledgees of the selling stockholder, or by other persons acquiring shares and who wish to offer and sell shares under circumstances requiring or making desirable its use.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless the shares have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The common stock offered under this prospectus was originally issued to Global Crossing GlobalCenter Holdings, Inc. pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof and/or Regulation D promulgated thereunder in connection with our acquisition of GlobalCenter Holding Co. In connection with the acquisition of GlobalCenter Holding Co., Exodus agreed to register the shares of common stock offered under this prospectus under the Securities Act. Exodus and the selling stockholder have agreed to indemnify each other, and their respective controlling persons, against specific liabilities, including liabilities arising under the Securities Act and the Exchange Act, in connection with the offer and sale of the shares. In addition, the selling stockholder may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act and/or the Exchange Act. Exodus has agreed to pay all expenses of the offering of the shares by the selling stockholder to the public, except that the selling stockholder has agreed to pay any brokerage and sales commissions and any transfer taxes relating to the sale or disposition of the shares offered under this prospectus.

                                 LEGAL MATTERS

     Fenwick & West LLP, Palo Alto, California, will provide Exodus with an opinion as to legal matters in connection with the common stock.

                                    EXPERTS


     Our consolidated balance sheets as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2000 and the related financial statement schedule, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference in this registration statement, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2000 financial statements refers to a change in the method of accounting for installation services in 2000.

     The consolidated balance sheets of GlobalCenter Holding Co. ("GlobalCenter") and subsidiaries, as of December 31, 2000 and 1999 and the related consolidated statements of operations and comprehensive income, shareholder's equity and cash flows for the year ended December 31, 2000 and the periods from October 1, 1999 to December 31, 1999 ("GlobalCenter period") and from January 1, 1999 to September 30, 1999 and for the year ended December 31, 1998 of GlobalCenter, Inc. ("Predecessor period"), incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report incorporated by reference herein.

                      WHERE YOU CAN FIND MORE INFORMATION

     The following documents we have filed with the Commission are incorporated into this prospectus by reference:

     . our annual report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Commission on March 30, 2001;

     . our quarterly report on Form 10-Q for the quarter ended March 31,2001 filed with the Commission on May 15, 2001;

     . our current reports on Form 8-K filed with the Commission on January 24, 2001 (as amended on Form 8-K/A filed on May 10, 2001), January 29, 2001, February 5, 2001, February 23, 2001 and May 2, 2001;

     . our definitive proxy statement filed with the Commission on April 26, 2001;

     . the description of our common stock contained in our registration statement on Form 8-A filed with the Commission on February 13, 1998 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

     . the description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed with the Commission on January 29, 1999 under Section 12(g) of the Exchange Act, as amended by a Form 8- A/A filed with the Commission on November 29, 1999, and by Amendment No.2 to Form 8-A/A filed with the Commission on January 10, 2001, including any amendment or report filed for the purpose of updating such description; and

     . all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

     To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference from documents previously filed with the Commission, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement. Later information contained in future filings incorporated by reference will update the information contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this document.

     Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. Reports, registration statements, proxy and information statements and other information that we have filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information that is filed electronically with the Commission. This web site can be accessed at http://www.sec.gov.

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the Commission's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the Commission.

     We will furnish without charge to each person, including any beneficial owner, to whom a copy of any or all of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus. You should direct any requests for copies to Exodus Communications, Inc., 2831 Mission College Boulevard, Santa Clara, California 95054, Attention: Adam W. Wegner, General Counsel, telephone: (408) 346-2200.

                          EXODUS COMMUNICATIONS, INC.

                                  PROSPECTUS

                                 June 4, 2001